UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2026

Steele Creek Capital Corporation

(Exact name of registrant as specified in charter)

Maryland	814-01351	85-1327288
(State or other jurisdiction of incorporation or registration)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 S. College Street, Suite 1690, Charlotte, NC	28244
(Address of principal executive offices)	(Zip Code)

(704) 343-6011

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered

Item 1.02. Termination of a Material Definitive Agreement.

The Board of Directors (the “Board”) of Steele Creek Capital Corporation (the “Company”), including each of the directors who are not “interested persons” of the Company (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)), has unanimously approved a deleveraging plan to manage potential market volatility and provide flexibility for the Board to consider whether to approve the full liquidation and dissolution of the Company. In approving the deleveraging plan, the Board considered, among other things, the sub-scale size of the Company, the difficulty of raising equity capital in the current environment, the expectation that the Company’s assets will continue to decrease for the foreseeable future, the greater challenges to effective portfolio management given the Company’s decreasing asset base, the costs associated with the Company’s status as a business development company under the 1940 Act and a reporting company under the Securities Exchange Act of 1934, as amended, and the desire of the Company’s investment adviser to lock-in the gains that the broadly-syndicated loans market has experienced over the last several months to the benefit of shareholders.

In furtherance of the deleveraging plan, on August 18, 2026, the Company’s investment adviser sold 164 of the Company’s broadly-syndicated loan investments (or 75.8% of the Company’s investment portfolio at fair value as of June 30, 2026) into the market via a so-called “Bids Wanted in Competition” secondary market auction process to over 22 dealers. The Company will receive gross proceeds of approximately $73 million from such asset sales and realized a net loss of $1.7 million in connection therewith. The Company sold these investments at prices that generated income of approximately $462,000 above the June 30, 2026 valuation.

The Company will use approximately $65 million of the proceeds from the asset sales to pay off in full the borrowings outstanding under its credit facility (the “Credit Agreement”) with Bank of America, N.A. (the “Lender”), Steele Creek Capital Funding II LLC (the “Borrower”), Steele Creek Investment Management LLC, U.S. Bank Trust Company National Association and U.S. Bank National Association. The exact amount of proceeds to be used to pay off the Credit Agreement will be determined as of the date of the prepayment. Under the Credit Agreement, the Borrower could borrow up to $80,000,000, with the option to increase the aggregate commitments of the Lender and any incremental lender up to $130,000,000, in the form of revolving credit facility and letters of commitment secured by loans and other assets. In anticipation of such prepayment, the Company provided notice to the Lender of its election to terminate the Credit Agreement in accordance with its terms. The Company will not incur any early termination penalties or fees in connection with its election to terminate the credit facility prior to its maturity.

Over the next several weeks, the Board expects to deliberate with the Company’s investment adviser and third-party advisers to make a final determination with respect to the full liquidation and dissolution of the Company and related matters, including whether to suspend the Company’s quarterly repurchase program in connection with any such approved liquidation and dissolution plan. Any such liquidation and dissolution proposal will also be subject to approval by the Company’s shareholders. In connection with such consideration, the Company has determined to indefinitely suspend the sale of shares of the Company until further notice.

Item 2.01. Completion of Disposition of Assets.

The information contained in Item 1.02 above relating to the sales of the Company’s broadly-syndicated loan investments is incorporated by reference herein.

Item 7.01. Regulation FD Disclosure.

On August 25, 2026, the Company furnished a letter to stockholders, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Pro Forma Financial Information

Steele Creek Capital Corporation

●	Pro Forma Statement of Assets and Liabilities as of June 30, 2026 (unaudited)

●	Pro Forma Statement of Operations for the three and six months ended June 30, 2026 (unaudited)

●	Pro Forma Statement of Cash Flows for the six months ended June 30, 2026 (unaudited)

●	Pro Forma Schedule of Investments as of June 30, 2026 (unaudited)

These pro forma financial statements have been filed as Exhibit 99.2 hereto and incorporate herein by reference.

(d) Exhibits.

99.1	Letter to Stockholders.
99.2	Unaudited pro forma financial statements.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Steele Creek Capital Corporation

By:	/s/ Douglas S. Applegate, Jr.
Name:	Douglas S. Applegate, Jr.
Title:	Chief Financial Officer

August 25, 2026

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